Exhibit (xi)(2)


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statements of Additional Information constituting part of this Post-Effective Amendment No. 33 to the registration statement on Form N-1A (the "Registration Statement") of our three reports dated February 14, 1997, relating to the financial statements and financial highlights of the portfolios of The Prudential Series Fund, Inc., which appear in such Statements of Additional Information. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Experts" in the Statements of Additional Information.



/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP


1177 Avenue of the Americas
New York, New York 10036
April 24, 1997








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